Exhibit 10.2

ePlus inc.
Quarterly Stock Award Agreement for Non-Employee Directors (stock in lieu of cash compensation)

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-%%%LAST_NAME%-%
Grant Number:	%%GRANT_NUMBER%-%
Date of Award:	%%GRANT_DATE%-%
Total Number of Shares:	%%TOTAL_SHARES_GRANTED%-%

1.
Shares – Terms and Conditions.  This Agreement confirms the issuance under and subject to the provisions of the ePlus inc. 2024 Non-Employee Director Long-Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein (“Terms and Conditions”) to the above-named Participant of Shares in lieu of cash compensation of such number of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company as set forth above. This Agreement merely evidences such issuance of Common Stock, and does not constitute property of any nature or type or confer any additional rights. This issuance is subject in all respects to the applicable terms of the Plan. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the Corporate Secretary at 13595 Dulles Technology Drive, Herndon, Virginia 20171.

2.
Restriction Period.  This Agreement reflects Shares issued pursuant to the Participant’s Stock Fee Election pursuant to Section 7(b) of the Plan. As more fully described in the Plan, the Shares are not subject to any Restriction Period.

3.	Restrictions and Forfeiture. The Shares shall not be subject to restrictions or forfeiture.

4.
Release of Shares. As soon as reasonably practicable following the issuance of the Shares, the Company shall at its option, cause the Shares to which the Participant is entitled pursuant hereto (i) to be released without restriction on transfer by delivery to the custody of the Participant of a stock certificate in the name of the Participant or his or her designee, or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Participant or his or her designee maintained by the Company’s stock transfer agent or its designee.

5.
Taxes.  Participant acknowledges that he or she will incur a tax liability for the year in which the Shares are received. The number of Shares shall be determined by dividing the cash compensation deferred for a calendar quarter of service by the Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) and the first trading day of the following calendar quarter shall be considered the grant date of the Award.

6.
Miscellaneous.  These Terms and Conditions and other portions of this Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 9 and 11 of the Plan, may not be amended without the written consent of both the Company and Participant. The issuance of the Shares shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the Participant as a member of the Board for any period of time, or at any particular rate of compensation.

7.
Incorporation of Plan Provisions.  The Terms and Conditions and this Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of the Terms and Conditions and this Agreement, and the Plan, the terms of Plan shall govern, it being understood and mutually agreed that the Shares are not subject to forfeiture.